EXHIBIT 99.1

Spirit Airlines Appoints New Chief Financial Officer

MIRAMAR, Fla., March 5, 2012 - Spirit Airlines, Inc. (NASDAQ: SAVE) today announced that it will appoint Edward M. (Ted) Christie III as its senior vice president and Chief Financial Officer, effective April, 2012. He will be responsible for leading the finance, treasury, financial planning, accounting, tax, investor relations, and purchasing functions at Spirit.
Christie is currently senior vice president and CFO of Pinnacle Airlines and was previously senior vice president and CFO of Frontier Airlines. He brings a diverse range of financial and leadership experience to Spirit. Prior to his role at Frontier, he was vice president of Finance at a Denver asset-based finance institution and was an economist for the Arizona taxing authority. Christie earned a bachelor's degree in business administration, finance from the University of Arizona in 1992.
Christie will succeed David Lancelot, Spirit's current senior vice president and CFO. Lancelot joined Spirit in 2007 and has been a key contributor to the company's success in introducing and growing its Ultra Low Cost strategy. His passion for turnaround and start-up business situations has been invaluable in the transformation of Spirit's business model.  Following the successful completion of the company's initial public offering, Lancelot decided to explore new opportunities that leverage his strengths and interests.
"We are delighted to have a leader with Ted Christie's capabilities and reputation join our leadership team in this important role," said Ben Baldanza, Spirit's President and CEO. “We thank David for everything he has done to create the solid financial foundation that Ted will build upon and welcome Ted to our team."
About Spirit Airlines
Spirit Airlines (NASDAQ:SAVE) empowers customers to save money on air travel by offering ultra low base fares with a range of optional services for a fee, allowing customers the freedom to choose only the extras they value. This innovative approach grows the traveling market and stimulates new economic activity while creating new jobs. Spirit's modern fleet, configuration and other innovations enable Spirit to burn less fuel per seat than competitors, making Spirit one of the most environmentally-friendly US carriers. Spirit's all-Airbus fleet currently operates more than 190 daily flights to over 45 destinations throughout the U.S., Latin America and Caribbean. Visit Spirit at www.spirit.com.

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Investor Relations Contact:
DeAnne Gabel
Director, Investor Relations
InvestorRelations@spirit.com
954-447-7920

Media Contacts:
Misty Pinson
Director, Corporate Communications
misty.pinson@spirit.com
954-628-4827/cell 954-918-9432

Manuel Jaquez
Senior Manager Commercial - Latin America
manuel.jaquez@spirit.com
954-628-4898